Exhibit 2

Independent Auditor’s Report

The Board of Directors

Japan Bank for International Cooperation

We have audited the accompanying financial statements of Japan Bank for International Cooperation, which comprise the balance sheets as at March 31, 2016 and 2015, and the statements of operations, changes in net assets, and cash flows for the years then ended and a summary of significant accounting policies and other explanatory information, all expressed in Japanese yen.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. The purpose of an audit of the financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Japan Bank for International Cooperation as at March 31, 2016 and 2015, and their financial performance and cash flows for the years then ended in conformity with accounting principles generally accepted in Japan.

Convenience Translation

We have reviewed the translation of these financial statements into U.S. dollars, presented for the convenience of readers, and, in our opinion, the accompanying financial statements have been properly translated on the basis described in Note 1.

/s/ Ernst & Young ShinNihon LLC

June 17, 2016

Tokyo, Japan

BALANCE SHEETS

		March 31, 2015	March 31, 2016	March 31, 2016
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Assets:
Cash and due from banks		¥850,496	¥1,220,187	$10,829
Cash		0	0	0
Due from banks		850,496	1,220,187	10,829
Securities	Note 3	261,786	236,602	2,100
Other securities		261,786	236,602	2,100
Loans and bills discounted	Notes 4	14,432,949	13,540,661	120,169
Loans on deeds		14,432,949	13,540,661	120,169
Other assets		430,297	256,188	2,274
Prepaid expenses		520	521	5
Accrued income		45,331	49,807	442
Derivatives other than for trading-assets		18,913	43,357	385
Cash collateral paid for financial instruments		365,250	162,230	1,440
Other		282	273	2
Property, plant and equipment	Note 6	28,295	27,804	247
Buildings		3,040	2,882	26
Land		24,664	24,427	217
Lease assets		22	13	0
Construction in progress		—	34	0
Other		567	446	4
Intangible assets		3,154	2,737	24
Software		3,154	2,737	24
Customers’ liabilities for acceptances and guarantees		2,572,328	2,464,703	21,873
Allowance for loan losses		(115,492)	(168,262)	(1,493)

Total assets		¥18,463,816	¥17,580,622	$156,023

Liabilities:
Borrowed money		¥9,425,316	¥9,438,450	$83,763
Borrowings		9,425,316	9,438,450	83,763
Bonds payable	Note 5	3,049,490	2,668,558	23,683
Other liabilities		949,227	528,890	4,694
Accrued expenses		27,645	31,815	282
Unearned revenue		63,934	57,888	514
Derivatives other than for trading-assets		833,744	375,363	3,331
Cash collateral received for financial instruments		12,750	63,380	562
Lease obligations		31	16	0
Other		11,121	426	5
Provision for bonuses		500	516	5
Provision for directors’ bonuses		6	6	0
Provision for retirement benefits		6,395	7,090	63
Provision for directors’ retirement benefits		30	39	0
Acceptances and guarantees		2,572,328	2,464,703	21,873

Total liabilities		¥16,003,296	¥15,108,255	$134,081

Net assets:
Capital stock		¥1,391,000	¥1,391,000	$12,345
Retained earnings		993,053	972,140	8,628
Legal retained earnings		865,683	929,368	8,248
Other retained earnings		127,369	42,772	380
Retained earnings brought forward		127,369	42,772	380
Total shareholders’ equity		2,384,053	2,363,140	20,973
Valuation difference on available-for-sale securities		12,786	4,303	38
Deferred gains or losses on hedges		63,681	104,923	931
Total valuation and translation adjustments		76,467	109,226	969
Total net assets		¥2,460,520	¥2,472,367	$21,942

Total liabilities and net assets		¥18,463,816	¥17,580,622	$156,023

STATEMENTS OF OPERATIONS

		March 31, 2015	March 31, 2016	March 31, 2016
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Ordinary income:		¥257,252	¥240,005	$2,130
Interest income		192,973	213,806	1,897
Interest on loans and discounts		166,130	196,859	1,747
Interest and dividends on securities		2,030	2,682	24
Interest on receivables under resale agreements		59	7	0
Interest on deposits with banks		1,479	2,787	25
Interest on interest swaps		23,116	11,250	100
Other interest income		156	219	1
Fees and Commissions		35,901	22,091	196
Other fees and commissions		35,901	22,091	196
Other ordinary income		4,100	141	1
Gain on foreign exchange transactions		3,856	117	1
Other		244	23	0
Other income		24,276	3,965	36
Reversal of allowance for loan losses		13,392	—	—
Recoveries of written-off claims		101	0	0
Gain on sales of stocks and other securities		0	1,890	17
Gain on investments in partnerships	Note 9	10,633	1,914	17
Other		148	160	2
Ordinary expenses:		136,755	197,276	1,751
Interest expenses		116,076	123,779	1,099
Interest on borrowings and rediscounts		50,488	57,339	509
Interest on bonds		65,567	66,429	590
Other interest expenses		20	10	0
Fees and commissions payments		2,088	1,653	15
Other fees and commissions		2,088	1,653	15
Other ordinary expenses		1,585	1,310	12
Amortization of bond issuance cost		659	729	6
Expenses on derivatives other than for trading or hedging		520	145	1
Other		405	434	5
General and administrative expenses		17,004	17,631	156
Other expenses		—	52,901	469
Provision of allowance for loan losses		—	52,770	468
Loss on sales of stocks and other securities		—	130	1
Ordinary profit		120,496	42,728	379
Extraordinary income		5,707	43	1
Gain on disposal of noncurrent assets		9	43	1
Gain on transfer of benefit obligation relating to welfare pension fund		5,698	—	—
Extraordinary loss		16	—	—
Loss on disposal of noncurrent assets		16	—	—
Net income		¥126,187	¥42,772	$380

STATEMENTS OF CHANGES IN NET ASSETS

From April 1, 2014 to March 31, 2015

(In millions of yen)
	Shareholders’ equity
		Retained earnings
			Other retained earnings
	Capital stock	Legal retained earnings	Retained earnings brought forward	Total retained earnings	Total shareholders’ equity
Balance at the beginning of current period	¥1,360,000	¥820,000	¥91,366	¥911,366	¥2,271,366
Cumulative effects of changes in accounting policies			1,182	1,182	1,182
Restated balance	1,360,000	820,000	92,549	912,549	2,272,549
Changes of items during the period
Issuance of new shares	31,000				31,000
Provision of legal retained earnings		45,683	(45,683)	—	—
Payment to national treasury			(45,683)	(45,683)	(45,683)
Net income			126,187	126,187	126,187
Net changes of items other than shareholders’ equity
Total changes of items during the period	31,000	45,683	34,820	80,504	111,504
Balance at the end of current period	¥1,391,000	¥865,683	¥127,369	¥993,053	¥2,384,053

(In millions of yen)
		Valuation and translation adjustments			Total net assets
		Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance at the beginning of current period		¥5,472	¥64,472	¥69,945	¥2,341,312
Cumulative effects of changes in accounting policies					1,182
Restated balance		5,472	64,472	69,945	2,342,494
Changes of items during the period
Issuance of new shares					31,000
Provision of legal retained earnings					—
Payment to national treasury					(45,683)
Net income					126,187
Net changes of items other than shareholders’ equity		7,313	(791)	6,521	6,521
Total changes of items during the period		7,313	(791)	6,521	118,026
Balance at the end of current period		¥12,786	¥63,681	¥76,467	¥2,460,520

From April 1, 2015 to March 31, 2016

(In millions of yen)
	Shareholders’ equity
		Retained earnings
			Other retained earnings
	Capital stock	Legal retained earnings	Retained earnings brought forward	Total retained earnings	Total shareholders’ equity
Balance at the beginning of current period	¥1,391,000	¥865,683	¥127,369	¥993,053	¥2,384,053
Changes of items during the period
Provision of legal retained earnings		63,684	(63,684)	—	—
Payment to national treasury			(63,684)	(63,684)	(63,684)
Net income			42,772	42,772	42,772
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	63,684	(84,597)	(20,912)	(20,912)
Balance at the end of current period	¥1,391,000	¥929,368	¥42,772	¥972,140	¥2,363,140

(In millions of yen)
		Valuation and translation adjustments			Total net assets
		Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance at the beginning of current period		¥12,786	¥63,681	¥76,467	¥2,460,520
Changes of items during the period
Provision of legal retained earnings					—
Payment to national treasury					(63,684)
Net income					42,772
Net changes of items other than shareholders’ equity		(8,482)	41,242	32,759	32,759
Total changes of items during the period		(8,482)	41,242	32,759	11,846
Balance at the end of current period		¥4,303	¥104,923	¥109,226	¥2,472,367

From April 1, 2015 to March 31, 2016

(In millions of U.S. dollars)
	Shareholders’ equity
	Capital stock	Retained earnings			Total shareholders’ equity
		Legal retained earnings	Other retained earnings	Total retained earnings
			Retained earnings brought forward
Balance at the beginning of current period	$12,345	$7,683	$1,130	$8,813	$21,158
Changes of items during the period
Provision of legal retained earnings		565	(565)	—	—
Payment to national treasury			(565)	(565)	(565)
Net income			380	380	380
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	565	(750)	(185)	(185)
Balance at the end of current period	$12,345	$8,248	$380	$8,628	$20,973

(In millions of U.S. dollars)
		Valuation and translation adjustments			Total net assets
		Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance at the beginning of current period		$113	$565	$678	$21,836
Changes of items during the period
Provision of legal retained earnings					—
Payment to national treasury					(565)
Net income					380
Net changes of items other than shareholders’ equity		(75)	366	291	291
Total changes of items during the period		(75)	366	291	106
Balance at the end of current period		$38	$931	$969	$21,942

STATEMENTS OF CASH FLOWS

		March 31, 2015	March 31, 2016	March 31, 2016
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Cash flow from operating activities
Net income		¥126,187	¥42,772	$380
Depreciation and amortization		1,356	1,302	12
Increase (decrease) in allowance for loan losses		(13,392)	52,770	468
Increase (decrease) in provision for bonuses		17	15	0
Increase (decrease) in provision for directors’ bonuses		0	0	0
Increase (decrease) in provision for retirement benefits		(6,673)	695	6
Increase (decrease) in provision for directors’ retirement benefits		9	8	0
Gain on fund management		(192,973)	(213,806)	(1,897)
Financing expenses		116,076	123,779	1,099
Loss (gain) related to securities		(10,633)	(3,674)	(33)
Loss (gain) on disposal of noncurrent assets		7	(43)	(0)
Net decrease (increase) in loans and bills discounted		(1,777,548)	892,288	7,919
Net increase (decrease) in borrowed money		1,017,608	13,134	117
Net decrease (increase) in deposit (excluding deposit paid to Bank of Japan)		(129,022)	305,251	2,709
Net decrease (increase) in receivables under resale agreements		202,733	—	—
Increase (decrease) in straight bonds-issuance and redemption		336,800	(382,533)	(3,395)
Proceeds from fund management		186,808	206,938	1,837
Payments for finance		(116,172)	(118,022)	(1,047)
Other		291,148	(204,123)	(1,814)
Subtotal		32,337	716,752	6,361
Net cash provided by (used in) operating activities		32,337	716,752	6,361
Cash flow from investing activities
Purchase of securities		(30,927)	(55,554)	(493)
Proceeds from sales of securities		12,472	67,401	598
Proceeds from redemption of securities		1,816	10,409	92
Purchase of property, plant and equipment		(244)	(183)	(2)
Proceeds from sales of property, plant and equipment		51	332	3
Purchase of intangible assets		(2,525)	(516)	(4)
Net cash provided by (used in) investing activities		(19,356)	21,888	194
Cash flow from financing activities
Proceeds from issuance of common stock		31,000	—	—
Repayments of lease obligations		(12)	(13)	(0)
Payment to national treasury		(45,683)	(63,684)	(565)
Net cash provided by (used in) financing activities		(14,695)	(63,698)	(565)
Effect of exchange rate change on cash and cash equivalents		—	—	—
Net increase (decrease) in cash and cash equivalents		(1,715)	674,942	5,990
Cash and cash equivalents at beginning of period		42,367	40,651	361
Cash and cash equivalents at end of period	Note 11	¥40,651	¥715,594	$6,351

NOTES TO FINANCIAL STATEMENTS

1. Basis of presentation

The accompanying financial statements have been prepared from the accounting records maintained by Japan Bank for International Cooperation (“JBIC”) in accordance with the accounting principles and practices generally accepted in Japan, which are different in certain aspects from the application and disclosure requirements of International Financial Reporting Standards.

Consolidated financial statements are not prepared since JBIC has no subsidiaries.

The amounts indicated in millions of yen are rounded down by omitting figures less than one million. Totals may therefore not add up exactly because of this rounding.

Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥112.68=$1.00, the foreign exchange rate on March 31, 2016, has been used in translations. The presentation of such amounts is not intended to imply that Japanese yen have been or could be readily converted, realized, or settled in U.S. dollars at the aforementioned rates or any other rate.

2. Significant accounting policies

(a)	Securities

Held-to-maturity securities are carried at amortized cost based on the moving average method. Investments in affiliates are carried at cost based on the moving average method. Available-for-sale securities are in principle stated at fair value with changes in net unrealized gains or losses included directly in Net assets. However, available-for-sale securities whose fair value cannot be readily determined are carried at cost based on the moving average method.

Investments in partnerships for investment, which are regarded as securities under Article 2, Clause 2 of the Japanese Financial Instruments and Exchange Law (Act No. 25 of 1948), are recognized at an amount equivalent to JBIC’s percentage share of the net assets of such partnerships, based upon the most recent financial statements available depending on the report date stipulated in the partnership agreement.

(b)	Valuation method for derivative financial instruments

Derivative financial instruments are carried at fair value.

(c)	Depreciation basis for fixed assets

(i)	Property, plant and equipment (except for lease assets)

Tangible fixed assets are depreciated by the declining balance method over their useful economic lives except for buildings (excluding installed facilities) which are depreciated by the straight-line method.

Depreciation is based on the following range of estimated useful lives:

Buildings:	3 years to 50 years

Other:	2 years to 35 years

(ii)	Intangible assets (except for lease assets)

Depreciation of intangible fixed assets is computed by the straight-line method. Software used by JBIC is depreciated over its useful life (5 years or less) at JBIC.

(iii)	Lease assets

Lease assets in “property, plant and equipment” or “intangible assets,” under finance leases that do not involve transfer of ownership to the lessee are depreciated by the straight-line method over the lease term. Depreciation for lease assets is calculated with zero residual value being assigned to the asset.

(d)	Method of amortization for deferred charges

Bond issuance cost is expensed as incurred.

(e)	Foreign currency translation and revaluation method

JBIC maintains its accounting records in Japanese yen. Assets and liabilities denominated in foreign currencies are mostly translated into Japanese yen at the market exchange rate prevailing at the fiscal year end.

(f)	Allowance for loan losses

Allowance for loan losses is maintained in accordance with internally established standards.

The allowance for claims on debtors who are legally bankrupt (“Bankrupt borrowers”) or substantially bankrupt (“Substantially bankrupt borrowers”) is provided based on the outstanding balance after the write-offs described as below and the deductions of the amount expected to be collected through the disposal of collateral and the execution of guarantees. The allowance for claims on debtors who are not legally bankrupt but are likely to become bankrupt (“Potentially bankrupt borrowers”) is provided based on an assessment of the overall solvency of the debtors after deducting the amount expected to be collected through the disposal of collateral and the execution of guarantees.

The allowance for claims on debtors other than Bankrupt borrowers, Substantially bankrupt borrowers and Potentially bankrupt borrowers is provided primarily based on the default rate, which is calculated based on the actual defaults during a certain period in the past. The allowance for possible losses on specific overseas loans is provided based on the expected loss amount taking into consideration the political and economic situations of these countries.

All claims are assessed initially by the operational departments and subsequently by risk evaluation departments based on internal rules for self-assessment of asset quality. The risk evaluation departments, which is independent from the operational departments, review these self-assessments, and the allowance is provided based on the results of the assessments.

With respect to claims with collateral or guarantees on debtors who are legally or substantially bankrupt (“Bankrupt borrowers and substantially bankrupt borrowers”), the residual booked amount of the claims after deduction of the amount which is deemed collectable through the disposal of collateral or the execution of guarantees is written off. There are no accumulated write-offs as of March 31, 2016. (There were no accumulated write-offs as of March 31, 2015.)

(g)	Provision for bonuses

The “provision for bonuses” is calculated and provided for based on the estimated amounts of future payments attributable to the services that have been rendered by employees to the date of the balance sheets.

(h)	Provision for directors’ bonuses

The “provision for directors’ bonuses” is calculated and provided for based on the estimated amounts of future payments attributable to the services that have been rendered by directors to the date of the balance sheets.

(i)	Provision for retirement benefits

The “provision for retirement benefits” represents the future payment for pension and retirement benefits to employees, and is accrued based on the projected benefit obligations and the estimated pension plan assets at the fiscal year end.

(i)	Method of attributing the projected benefits to periods of services

In calculating the projected benefit obligation, the estimated amount of retirement benefit payments is attributed to the period up to the end of the fiscal year based on the benefit formula.

(ii)	Accounting for actuarial gains or losses and prior service costs

Actuarial gains or losses and prior service costs are expensed as they are incurred.

(j)	Provision for directors’ retirement benefits

The “provision for directors’ retirement benefits,” which provides for future retirement pension payment to directors, corporate auditors and executive officers, is recognized at the amount accrued at the end of the respective fiscal year.

(k)	Accounting for hedges of interest rate risk

(i)	Hedge accounting

The deferral method is applied to derivatives used for interest risk hedging purposes

(ii)	Hedging instruments and hedged items

Hedging instruments: interest rate swaps

Hedged items: loans, borrowings, bonds and notes

(iii)	Hedging policy

JBIC enters into hedging transactions up to the amount of the underlying hedged assets and liabilities

(iv)	Assessment of hedge effectiveness

JBIC assesses the effectiveness of designated hedges by measuring and comparing the change of fair value or cumulative change of cash flows of both hedging instruments and corresponding hedged items from the date of inception of the hedges to the assessment date.

(l)	Accounting for hedges of foreign exchange risks

Hedging instruments used to hedge foreign exchange risks associated with foreign currency denominated monetary assets and liabilities are accounted for using the deferral method, in accordance with the standard treatment of The Japanese Institute of Certified Public Accountants (JICPA) Industry Audit Committee Report No. 25 of July 29, 2002.

The effectiveness of the hedges described above is assessed by comparing the foreign currency position of the hedged loans and bills discounted, borrowings, and bonds payable denominated in foreign currencies with that of the hedging instruments, such as currency swaps and forward foreign exchange contracts which are used for hedging the foreign exchange risks of loans and bills discounted, borrowings, and bonds payable denominated in foreign currencies.

(m)	Consumption and other taxes

Consumption taxes and local consumption taxes (“consumption taxes”) are excluded from transaction amounts. Non-deductible consumption taxes related to property, plant and equipment are expensed as incurred.

(n)	Scope of cash and cash equivalents in the statements of cash flows

Cash and cash equivalents as stated in the Statements of Cash Flows consists of cash on hand and Deposit with the Bank of Japan in “Cash and due from banks” in the balance sheets.

3. Equities securities of or investments in affiliates

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Equities securities	¥2,061	¥2,061	$18
Investments in affiliates	83,251	82,439	732

4. Loans

(a)	Bankrupt loans and non-accrual loans included in loans and bills discounted:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Bankrupt loans	¥—	¥—	$—
Non-accrual loans	120,482	111,407	989

“Bankrupt loans” are loans, defined in Article 96, Paragraph 1, Item (iii), a. through e. and Item (iv) of the Corporate Tax Law Enforcement Ordinance (Government Ordinance No. 97, 1965), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for other reasons.

“Non-accrual loans” are loans on which accrued interest income is not recognized, although this excludes Bankrupt loans and the loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

(b)	Loans with interest or principal repayments three months or more in arrears included in loans and bills discounted:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Loans with interest or principal repayments three months or more in arrears	¥35,945	¥44,719	$397

“Loans with interest or principal repayments three months or more in arrears” are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of “Bankrupt loans” and “Non-accrual loans.”

(c)	Restructured loans included in loans and bills discounted:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Restructured loans	¥73,770	¥98,714	$876

“Restructured loans” are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of “Bankrupt loans,” “Non-accrual loans,” or “Loans with interest or principal repayments three months or more in arrears.”

(d)	The total amount of bankrupt loans, non-accrual loans, loans with interest or principal repayments three months or more in arrears, and restructured loans:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Total amount	¥230,198	¥254,840	$2,262

The amounts of loans indicated in table (a) through (d) above are the gross amounts prior to the deduction of allowance for possible loan losses.

(e)	JBIC, as a policy, does not pay down loans in part or in full immediately after the execution of the loan agreements, but instead makes disbursement, in accordance with the progress of the underlying projects. These undisbursed amounts are not included in the loans on deed in the balance sheets. The balance of unpaid amounts is as follows:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Balance of unpaid loans	¥3,126,981	¥2,884,178	$25,596

5. Assets pledged as collateral

Pursuant to Article 34 of the Japan Bank for International Cooperation Act (“JBIC Act”), all JBIC assets are pledged as general collateral for bonds:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Bonds payable	¥3,049,490	¥2,668,558	$23,683

6. Accumulated depreciation of fixed assets

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Accumulated depreciation	¥1,140	¥1,507	$13

7. Contingent liabilities

Japan Finance Corporation (“JFC”) assumed the obligations of the JFC bonds on April 1, 2012, and JBIC is jointly responsible for the obligations of these bonds. In accordance with Article 17 (2) of the Supplementary Provisions of the JBIC Act, all of JBIC’s assets are pledged as general collateral for these joint obligations as follows.

March 31, 2015	March 31, 2016	March 31, 2016
(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
¥710,000	¥450,000	$3,994

8. Appropriation of retained earnings

JBIC is subject to restrictions on its appropriation of retained earnings pursuant to Article 31 of the JBIC Act.

JBIC shall accumulate, as a reserve, an amount calculated in accordance with the standards prescribed by the Cabinet Order until it reaches a certain amount stipulated by the Cabinet Order; and if there still is a surplus, JBIC shall pay such surplus into the national treasury within 3 months after the annual closing date.

In the event that the amount of retained earnings brought forward falls below zero, a reserve shall be transferred to the retained earnings brought forward to the extent that the amount of retained earnings brought forward becomes zero.

9. Income on transactions with affiliates

Income on transactions with affiliates is as follows:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Gain on investments in partnerships	¥13,405	¥436	$4

10. Changes in Net Assets

(a)	Issued shares and treasury stocks

For the fiscal year ended March 31, 2015, type and number of issued shares and treasury stocks are as follows;

(unit: thousands of shares)
Types	The number of shares at the beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	The number of shares at the end of the fiscal year	Remarks
Issued shares
Common stocks	1,360,000,000	31,000,000	—	1,391,000,000	(Note	)
Classified stock	—	—	—	—

Total	1,360,000,000	31,000,000	—	1,391,000,000	(Note	)

Treasury stock
Common stocks	—	—	—	—
Classified stock	—	—	—	—

Total	—	—	—	—

(Note) The increase is due to the issuance of 31,000,000 thousand common shares. For the fiscal year ended March 31, 2016, type and number of issued shares and treasury stocks are as follows;

(unit: thousands of shares)
Types	The number of shares at the beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	The number of shares at the end of the fiscal year	Remarks
Issued shares
Common stocks	1,391,000,000	—	—	1,391,000,000
Classified stock	—	—	—	—

Total	1,391,000,000	—	—	1,391,000,000

Treasury stock
Common stocks	—	—	—	—
Classified stock	—	—	—	—

Total	—	—	—	—

11. Cash Flows

“Cash and cash equivalents” in the Statements of Cash Flows as of March 31, 2015 and 2016 reconciles to cash and due from banks in the balance sheets as follows:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Cash and due from banks	¥850,496	¥1,220,187	$10,829
Time deposits and others	(809,845)	(504,593)	(4,478)

Cash and cash equivalents	¥40,651	¥715,594	$6,351

12. Lease Transactions

Finance lease transactions

Finance lease transactions that do not involve the transfer of ownership to the lessee

(i)	Description of lease assets

①	Property, plant and equipment: Equipment and property

②	Intangible assets: Not applicable

(ii)	Depreciation of lease assets

Depreciation of lease assets is calculated under the method as set forth in Note 2 (c).

13. Financial instruments and related disclosure

(a)	Status of financial instruments

(i)	Initiatives for financial instruments

Based on the JBIC Act, JBIC is a policy-based financial institution wholly owned by the Japanese government, which has the purpose of contributing to the sound development of Japan and the international economy and society, by performing the financial function to promote the overseas development and securement of resources which are important for Japan; maintaining and improving the international competitiveness of Japanese industries; promoting the overseas business having the purpose of preserving the global environment, such as preventing global warming, as well as preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

JBIC’s principal operations consist of providing export loans, import loans, investment financing, financing for business development (including guarantees) and capital investment. To conduct these operations, funds are raised through borrowing from the fiscal investment and loans and the foreign exchange fund special account, and the issuing of bonds. An ALM (asset and liability management) function has been established in respect of our financial assets and liabilities that are subject to interest rate and currency fluctuations to assist in ensuring that such fluctuations do not have an adverse effect on our operations. In addition, derivative transactions are entered into for the purpose of mitigating risk inherent in foreign currency denominated transactions. Financial instruments that can be used for the management of surplus funds are limited to safe instruments such as Japanese government bonds, etc., as stipulated in the JBIC Act.

The budget required for governmental financial operations is decided upon by the Diet of Japan, and business plans and financial plans (borrowing from fiscal investment and loans, bonds, general accounting investment, and loans, etc.) are appended to the budget and submitted to the Diet of Japan.

(ii)	Types of financial instruments and risks

The assets that JBIC holds mainly include loans to borrowers in Japan and overseas, and securities and liabilities mainly include borrowings and bonds. The associated risks are described below.

①	Credit risk

Credit risk is the risk that JBIC will suffer losses if the financial condition of the borrower deteriorates and the value of assets (including off-balance sheet assets) decrease or disappear.

The credit risks associated with JBIC include sovereign risk, country risk, corporate risk, and project risk. Because of the characteristic of supports for overseas economic transactions conducted by JBIC, much financing is provided to overseas governments, governmental institutions, and overseas corporations; the credit risk associated with the credit provided primarily consists of sovereign or country risk.

As a result, if the financial condition of the individual borrower significantly deteriorates due to political and economic trends in the borrower’s country or region, JBIC’s performance and financial condition can be adversely affected.

(Note)	Sovereign risk refers to risk associated with credit supplied to foreign governments, country risk refers to risk associated with the country in which the corporation or project is located (risk, in addition to corporate risk or project risk, associated with the country in which the corporation or the project is located) and corporate risk refers to the risk associated with credit to corporations and project risk refers to the risk that the cash flow of an underlying project will not perform as planned, in the case of project finance, where the repayment of the borrowing is primarily secured by the cash flow of the project to which credit is supplied.

②	Market risk

Market risk is the risk that the value of assets and liabilities (including off-balance sheet items) will fluctuate and losses will be incurred, or profits derived from assets and liabilities (including off-balance sheet items) will fluctuate and losses will be incurred due to the fluctuation of various market risk factors such as interest rates, exchange rates, etc.

The market risk associated with JBIC mainly consists of foreign exchange risk and interest rate risk, and losses could be suffered from these risks from market fluctuations. However, in principle, these risks are hedged through interest rate swaps, currency swaps, and forward foreign exchange contracts.

JBIC uses hedge accounting for interest rate hedges, where the hedging instrument is interest rate swaps to hedge the market fluctuation risk associated with loans, borrowed money and bonds. The effectiveness of the hedges is assessed by measuring and comparing the change in fair value or cumulative change in cash flows of both hedging instruments and corresponding hedged items from the date of inception of the hedges to the assessment date.

JBIC uses hedge accounting for foreign exchange hedges, where currency swaps and forward foreign exchange contracts are used to hedge items such as loans, borrowings, and bonds for foreign exchange risk. The effectiveness of the hedging currency-swaps and forward foreign exchange contracts, hedging the foreign exchange risks of monetary assets and liabilities denominated in foreign currencies, is assessed by comparing the foreign currency position of the hedged monetary assets and liabilities with that of the hedging instruments.

③	Liquidity risk

Liquidity risk is the risk that losses will be incurred as a result of funding challenges due to a maturity mismatch between financing and funding or unexpected outflow of funds, or being forced to fund at an interest rate significantly higher than in normal circumstances (funding risk), as well as the risk that losses will be incurred from a failure to ingenerate transactions in the market due to market disruption or from being forced to make transactions at a significantly disadvantageous price than in normal circumstances (market liquidity risk).

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds, and FILP agency bonds, are secured to finance JBIC and deposits are not accepted, with the result that it considers liquidity risk to be limited. However, financing costs could increase due to market disruption and unexpected events.

(iii)	Risk management structure for financial instruments

The risk management structure of JBIC is described below.

①	Credit risk management

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion department) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate checks throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes most use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

The relevant finance departments and credit departments conduct proper credit risk management based on the credit risk rating system for segmented risk categories and the asset self assessment system based on the Financial Inspection Manual of the Japanese Financial Services Agency. In addition, an Integrated Risk Management Committee is held regularly to report the status of credit management to the management. In addition, an Integrated Risk Management Committee is held regularly to report the status of credit management to the management. The credit management situation is also checked by an independent auditing department.

In addition, a claims protection mechanism exists based on an international framework unique to official creditors, that is not contained in private sector financial institutions, for official claims on foreign governments. This mechanism consists of international financial assistance upon international approval by the Paris Club, an international group focusing on debt, to allow the debtor country to continue debt repayment when the debtor country becomes temporarily unable to service its debt due to economic conditions. As part of this international financial assistance, the debtor country conducts an economic reform program upon agreement with the IMF in order to secure the ability to sustainably service its debt. In view of JBIC’s position as a public financial institution, it will use the framework of the Paris Club to preserve its official claims on foreign governments.

Besides the individual credit management outlined above, JBIC quantifies credit risks to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, namely, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. JBIC uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

②	Market risk management

ALM is used to manage foreign exchange risk and interest rate risk for these operations. Market risk management protocols contain detailed stipulations of risk management methods and procedures, which are used by the ALM Committee to assess and confirm the execution of ALM, and for discussions concerning future responses. In addition, monitoring is conducted through gap analysis and interest rate sensitivity analysis as well as Value at Risk (“VaR”) to comprehensively assess the interest and terms of financial assets and liabilities. The results are regularly reported to the ALM Committee.

The basic policy for managing foreign exchange risk and interest rate risk at JBIC is described below.

1)	Foreign exchange risk

Foreign currency-denominated loans conducted in JBIC involve risks related to exchange rate fluctuations. We have a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts.

2)	Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

a. Yen-denominated loan operations

Funding for yen-denominated loans is mainly managed by using fixed-rate loans. However, swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuations. Interest rate risk for denominated loans is limited.

b. Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the application of a consistent policy of using interest rate swaps and managing the funds with floating interest rates for both loans and related funding arrangements.

3)	Status of market risk

JBIC only maintains a banking book and does not have financial instruments in a trading book. While in principle JBIC holds derivatives only for hedging purposes, stated previously, market risk is measured in order to, including but not limited to, assess potential risks. The following represents an overview of the market risk exposure in the current fiscal year. Conventionally, JBIC had measured market risk (value at risk, or “VaR”) by simply aggregating interest rate VaR and exchange rate VaR. In conjunction with further refinements of risk measurement methods, effective as of the year ended March 31, 2016, JBIC measures market risk (VaR) by taking into account the diversified effects of interest rate risk and foreign exchange risk.

a. Market risk (VaR) (end of this fiscal year)

March 31, 2016	March 31, 2016
(In billions of yen)	(In billions of U.S. dollars)
¥144.6	$1.3

b. Market risk (VaR) measurement model

Historical model (Confidence Interval: 99%, Holding period: 1 year, Observation period: 5 years)

c. Risk management using VaR

VaR is a market risk measure that assesses the maximum possible profits or losses that could be incurred based on historical market movements of interest rates or exchange rates, etc., over a specific period in the past (or observation period) within a certain period of time (or holding period) under a certain probability (or confidence interval), that is derived statistically by employing the theory of possibility distribution.

This measurement assumes actual market trends and the theory of probability distribution. Based on the possibility that future market trends could deviate from these assumptions, a back-test is performed to cross-check the model-measured VaR with actual profits or losses, in order to confirm the effectiveness of market risk measurements using VaR. In addition, a stress test, which goes beyond the probability distribution of historical market movements is conducted in order to capture risks from multifaceted perspectives.

The following points should generally be noted for VaR model measurement.

•	VaR will differ depending on the confidence interval, holding period or observation period.

•

VaR indicates the maximum amount of unrealized profits or losses at the time of measurement. However, calculated VaR may not always be realized in the future with a certain probability because the assumptions, such as market movements, could vary during the holding period.

•	VaR indicates the maximum value based on specific assumption. As such, it is imperative to keep in mind that VaR may underestimate the potential losses when utilizing VaR as a risk management measure.

③	Liquidity risk management related to fund procurement

Long-term and stable funds such as fiscal loan funds, government-backed bonds, and FILP agency bonds are used to finance these operations and deposits are not accepted.

Cash flows are assessed and proper measures including establishing overdraft facility accounts with multiple private sector financial institutions are taken to maintain daily cash flows for proper risk management.

④	Derivative transactions

A protocol of internal checks with separate divisions executing transactions, assessing the effectiveness of hedges, and conducting office management has been established for derivative transactions, and these transactions are conducted according to derivatives-related regulations.

(iv)	Supplementary explanation concerning fair value of financial instruments

The fair value of financial instruments includes amounts based on market value and amounts that have been reasonably estimated when no market value is available. Set valuation inputs are used for the calculation of this amount, and if different valuation inputs are used the resulting amount could vary.

(b)	Fair value of financial instruments

The carrying amount in the balance sheets as of March 31, 2015 and March 31, 2016 and the related fair value, and difference is as follows. Note that unlisted securities whose fair value is extremely difficult to be determined are not included in the following chart (refer to Note 2).

As of March 31, 2015

			(In millions of yen)
	Amount on balance sheet	Fair value	Difference
(1) Cash and due from banks	¥850,496	¥850,496	¥—
(2) Securities
Available-for-sale securities	39,393	39,393	—
(3) Loans and bills discounted	14,432,949
Allowance for loan losses (*1)	(113,503)
	14,319,445	14,383,432	63,986
(4) Cash collateral paid for financial instruments	365,250	365,250	—

Total assets	15,574,586	15,638,572	63,986

(1) Borrowings	9,425,316	9,502,290	76,974
(2) Bonds payable	3,049,490	3,128,010	78,520
(3) Cash collateral received for financial instruments	12,750	12,750	—

Total liabilities	12,487,556	12,643,050	155,494

Derivative transactions (*2)
Derivative transactions not qualifying for hedge accounting	—	—	—
Derivative transactions qualifying for hedge accounting	(814,830)	(814,830)	—

Total derivative transactions	¥(814,830)	¥(814,830)	¥—

(*1)	General allowance for loan losses and allowance for loan losses, and the allowance for possible loan losses on specific overseas loans have been deducted from loans.
(*2)	Derivatives recorded in “other assets and other liabilities” are collectively displayed. The net values of assets and liabilities arising from derivative transactions are displayed. The figures in parenthesis indicate net liabilities.

As of March 31, 2016

			(In millions of yen)
	Amount on balance sheet	Fair value	Difference
(1) Cash and due from banks	¥1,220,187	¥1,220,187	¥—
(2) Securities
Available-for-sale securities	41,697	41,697	—
(3) Loans and bills discounted	13,540,661
Allowance for loan losses (*1)	(160,868)
	13,379,792	13,483,425	103,633
(4) Cash collateral paid for financial instruments	162,230	162,230	—

Total assets	14,803,907	14,907,541	103,633

(1) Borrowings	9,438,450	9,536,939	98,488
(2) Bonds payable	2,668,558	2,721,958	53,399
(3) Cash collateral received for financial instruments	63,380	63,380	—

Total liabilities	12,170,388	12,322,277	151,888

Derivative transactions (*2)
Derivative transactions not qualifying for hedge accounting	—	—	—
Derivative transactions qualifying for hedge accounting	(332,006)	(332,006)	—

Total derivative transactions	¥(332,006)	¥(332,006)	¥—

As of March 31, 2016

	(In millions of U.S. dollars)
	Amount on balance sheet	Fair value	Difference
(1) Cash and due from banks	$10,829	$10,829	$—
(2) Securities
Available-for-sale securities	370	370	—
(3) Loans and bills discounted	120,169
Allowance for loan losses (*1)	(1,428)
	118,741	119,661	920
(4) Cash collateral paid for financial instruments	1,440	1,440	—

Total assets	131,380	132,300	920

(1) Borrowings	83,763	84,637	874
(2) Bonds payable	23,683	24,157	474
(3) Cash collateral received for financial instruments	562	562	—

Total liabilities	108,008	109,356	1,348

Derivative transactions (*2)
Derivative transactions not qualifying for hedge accounting	—	—	—
Derivative transactions qualifying for hedge accounting	(2,946)	(2,946)	—

Total derivative transactions	$(2,946)	$(2,946)	$—

(*1)	General allowance for loan losses and allowance for loan losses, and the allowance for possible loan losses on specific overseas loans have been deducted from loans.
(*2)	Derivatives recorded in “other assets and other liabilities” are collectively displayed. The net values of assets and liabilities arising from derivative transactions are displayed. The figures in parenthesis indicate net liabilities.

(Note 1) Valuation methodologies used for estimating fair values for financial instruments

Assets

(1) Cash and due from banks

For Due from banks that do not mature or have a maturity under 3 months, the carrying amounts are used as fair value because the carrying amount approximates the fair value.

(2) Securities

The fair value of “Available-for-sale securities” is based upon the prices that are indicated from the financial institutions that JBIC transacts with.

(3) Loans and bills discounted

For loans with variable interest rates an amount calculated by the floating rate note method to reflect market interest rates over the short term is used for fair value.

For loans with fixed interest, the total principal and interest is discounted by a risk free rate that incorporates the default ratio and coverage ratio to calculate fair value.

However for obligations on bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers a provision for bad debt is calculated based on the expected collectable amount from the collateral or guarantee. Fair value approximates the amount on the balance sheets on the closing date after a deduction has been made for the allowance for loan losses, so this amount is used for fair value.

(4) Cash collateral paid for financial instruments

For cash collateral paid for financial instruments, the carrying amount is used as fair value because the carrying amount approximates the fair value.

Liabilities

(1) Borrowings

Borrowings with variable interest rates reflect short-term market interest rates and the credit conditions of JBIC have not changed significantly since borrowing. Therefore, the carrying amount is used as fair value because it is considered that the carrying amount approximates the fair value. For borrowings with a fixed interest rate, in principle, fair value is calculated by discounting the principal and interest of the borrowings by the risk free rate (the standard Japanese government bond rate) based on the set period of loan.

(2) Bonds payable

Market value is used as fair value of bonds.

(3) Cash collateral received for financial instruments

For cash collateral received for financial instruments, the carrying amount is used as fair value because the carrying amount approximates the fair value.

Derivative transactions

Derivative transactions are discussed under “Derivative transactions.”

(Note 2)	Financial instruments for which fair values are considered to be extremely difficult to be determined are as follows. They are not included in “Assets, (2) Securities.”

Classification	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
1) Unlisted stocks (subsidiaries and affiliates) (*1)	¥2,061	¥2,061	$18
2) Unlisted stocks (other than subsidiaries and affiliates) (*1)	114,893	68,998	612
3) Partnership investments (subsidiaries and affiliates) (*2)	83,251	82,439	732
4) Partnership investments (other than subsidiaries and affiliates) (*2)	22,186	41,404	368

Total	¥222,392	¥194,904	$1,730

(*1)	Since unlisted stocks do not have quoted market prices available and their fair value is extremely difficult to be determined, fair values are not stated.

(*2)	For partnership investments composed of unlisted stocks that do not have quoted market prices available and for which fair value is extremely difficult to be determined, fair values are not stated.

(Note 3)	Redemption schedule for receivables and redeemable securities with future redemption dates

March 31, 2015

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	¥850,496	¥—	¥—	¥—	¥—	¥—
Securities
Available-for-sale securities	10,417	14,401	13,900	—	2	—
Loans and bills discounted (*2)	1,740,690	2,654,313	2,737,387	2,307,041	2,788,346	2,048,300

Total	¥2,601,604	¥2,668,715	¥2,751,287	¥2,307,041	¥2,788,349	¥2,048,300

(*1)	Demand deposits contained within due from banks are stated as “Due within one year.”

(*2)	Within loans, the figure for claims against bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers contains an amount of ¥156,869 million that is not expected to be redeemed and not included in the tables above.

(*3)	The information about cash collateral paid for financial instruments is omitted since there is no fixed maturity date for repayments.

March 31, 2016

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	¥1,220,187	¥—	¥—	¥—	¥—	¥—
Securities
Available-for-sale securities	1,408	25,400	14,500	2	—	—
Loans and bills discounted (*2)	1,197,980	2,762,518	2,923,967	2,241,679	2,405,068	1,827,328

Total	¥2,419,576	¥2,787,918	¥2,938,467	¥2,241,682	¥2,405,068	¥1,827,328

March 31, 2016
	(In millions of U.S. dollars)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	$10,829	$—	$—	$—	$—	$—
Securities
Available-for-sale securities	12	225	129	0	—	—
Loans and bills discounted (*2)	10,632	24,517	25,949	19,894	21,344	16,217

Total	$21,473	$24,742	$26,078	$19,894	$21,344	$16,217

(*1)	Demand deposits contained within due from banks are stated as “Due within one year.”

(*2)	Within loans, the figure for claims against bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers contains an amount of ¥182,118 million ($1,616 million) that is not expected to be redeemed and not included in the tables above.

(*3)	The information about cash collateral paid for financial instruments is omitted since there is no fixed maturity date for repayments.

(Note 4)	Redemption schedule for borrowings, bonds and other interest-bearing liabilities with future redemption dates

March 31, 2015

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowings	¥1,075,048	¥1,773,123	¥5,647,744	¥138,800	¥790,600	¥—
Bond payable	638,620	918,410	1,021,317	95,679	360,510	20,000

Total	¥1,713,669	¥2,691,533	¥6,669,061	¥234,479	¥1,151,110	¥20,000

(*1) The information about cash collateral received for financial instruments is omitted since there is no fixed maturity date for repayments. March 31, 2016

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowings	¥681,156	¥5,129,598	¥2,487,995	¥430,800	¥708,900	¥—
Bond payable	500,720	1,093,005	440,516	—	639,740	—

Total	¥1,181,876	¥6,222,603	¥2,928,511	¥430,800	¥1,348,640	¥—

March 31, 2016

	(In millions of U.S. dollars)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowings	$6,045	$45,524	$22,080	$3,823	$6,291	$—
Bond payable	4,444	9,700	3,910	—	5,678	—

Total	$10,489	$55,224	$25,990	$3,823	$11,969	$—

(*1)	The information about cash collateral received for financial instruments is omitted since there is no fixed maturity date for repayments.

14. Market Value of Securities

The following tables contain information relating to negotiable certificates of deposit as well as “Other securities” that are presented in the balance sheets.

(a)	Trading securities

Not applicable

(b)	Held-to-maturity debt securities with market value

Not applicable

(c)	Available-for-sale securities

March 31, 2015

	(In millions of yen)
	Type	Carrying Amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	¥—	¥—	¥—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	38,582	36,881	1,701

Subtotal		38,582	36,881	1,701

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	243,560	243,561	(0)

Subtotal		243,560	243,561	(0)

Total		¥282,143	¥280,442	¥1,701

March 31, 2016

	(In millions of yen)
	Type	Carrying Amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	¥—	¥—	¥—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	28,771	28,045	726

Subtotal		28,771	28,045	726

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	52,925	53,100	(174)

Subtotal		52,925	53,100	(174)

Total		¥81,697	¥81,145	¥552

March 31, 2016
	(In millions of U.S. dollars)
	Type	Carrying Amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	$—	$—	$—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	255	249	6

Subtotal		255	249	6

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	470	471	(1)

Subtotal		470	471	(1)

Total		$725	$720	$5

(d)	Held-to-maturity debt securities sold during the fiscal years ended March 31, 2015 and March 31, 2016

Not applicable

(e)	Available-for-sale securities sold

Fiscal year ended March 31, 2015

Description omitted due to immateriality

Fiscal year ended March 31, 2016

(In millions of yen)
	Amount of sales	Total gain on sales	Total loss on sales
Stocks	—	—	—
Debt securities	—	—	—
Japanese government bonds	—	—	—
Corporate bonds	—	—	—
Other	¥62,577	¥1,890	¥130

Total	¥62,577	¥1,890	¥130

Fiscal year ended March 31, 2016

(In millions of U.S. dollars)
	Amount of sales	Total gain on sales	Total loss on sales
Stocks	—	—	—
Debt securities	—	—	—
Japanese government bonds	—	—	—
Corporate bonds	—	—	—
Other	$555	$17	$1

Total	$555	$17	$1

(f)	Change in classification of securities

Not applicable

(g)	Impairment of securities

Not applicable

(h)	Money held in trust

(i)	Money held in trust for trading purposes

Not applicable

(ii)	Money held in trust for holding-to-maturity purposes

Not applicable

(iii)	Other money held in trust (other than investment and holding-to-maturity purposes)

Not applicable

(i)	Net unrealized gains (losses) on available-for-sale securities are as follows;

Fiscal year ended March 31, 2015

(In millions of yen)
Valuation difference	¥12,786
Available-for-sale securities (*)	12,786
Other money held in trust	—
Valuation difference on available-for-sale securities	12,786

(*)	“Available-for-sale securities” includes foreign exchange translation differences in respect of available-for-sale securities whose fair value cannot be readily determined.

Fiscal year ended March 31, 2016

(In millions of yen)
Valuation difference	¥4,303
Available-for-sale securities (*)	4,303
Other money held in trust	—
Valuation difference on available-for-sale securities	4,303
Fiscal year ended March 31, 2016
(In millions of U.S. dollars)
Valuation difference	$38
Available-for-sale securities (*)	38
Other money held in trust	—
Valuation difference on available-for-sale securities	38

(*)	“Available-for-sale securities” includes foreign exchange translation differences in respect of available-for-sale securities whose fair value cannot be readily determined.

15. Derivative transactions

Notes to derivative transactions in the fiscal years ended March 31, 2015 and March 31, 2016 are as follows;

(a)	Derivative transactions not qualifying for hedge accounting

(i)	Interest rate-related transactions

Not applicable

(ii)	Currency-related transactions

Not applicable

(iii)	Equity-related transactions

Not applicable

(iv)	Bond-related transactions

Not applicable

(v)	Commodity-related transactions

Not applicable

(vi)	Credit derivative transactions

Not applicable

(b)	Derivative transactions qualifying for hedge accounting

For derivative transactions qualifying for hedge accounting, contract value as of the settlement date or notional amount defined in agreements, and fair value and its calculation method, by hedged item and by hedge accounting method, are as follows. Contract value does not indicate the market risk of the derivative transactions.

(i)	Interest rate-related transactions

Fiscal year ended March 31, 2015

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap	Loans and bills discounted Borrowings Corporate bonds
	Receive/fixed and pay/floating		¥2,738,401	¥2,149,781	¥59,672
	Receive/floating and pay/fixed		618,553	612,141	(51,748)
	Receive/floating and pay/floating		28,098	15,374	17

	Total		¥—	¥—	¥7,941

(Note)	Calculation of fair value is based on the discounted cash flows.

Fiscal year ended March 31, 2016

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap	Loans and bills discounted Borrowings Corporate bonds
	Receive/fixed and pay/floating		¥2,413,837	¥1,963,117	¥71,551
	Receive/floating and pay/fixed		660,583	655,321	(68,132)
	Receive/floating and pay/floating		8,450	8,450	9

	Total		¥—	¥—	¥3,428

Fiscal year ended March 31, 2016

	(In millions of U.S. dollars)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap	Loans and bills discounted Borrowings Corporate bonds
	Receive/fixed and pay/floating		$21,422	$17,422	$635
	Receive/floating and pay/fixed		5,862	5,816	(605)
	Receive/floating and pay/floating		75	75	0

	Total		$—	$—	$30

(Note)	Calculation of fair value is based on the discounted cash flows.

(ii)	Currency-related transactions

Fiscal year ended March 31, 2015

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted Borrowings Corporate bonds	¥5,122,066	¥4,085,292	¥(822,773)
	Forward foreign exchange contracts	Loans and bills discounted
	Sell		1	—	0
	Buy		178	—	1

	Total		¥—	¥—	¥(822,772)

Note 1.	These are mainly accounted for using the deferred method of hedge accounting under “Accounting and Auditing Treatment Relating to Adoption of Accounting Standard for Foreign Currency Transactions for Banks” (JICPA Industry Audit Committee Report No. 25 of July 29, 2002).

Note 2.	Calculation of fair value is based on the discounted cash flows.

Fiscal year ended March 31, 2016

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted Borrowings Corporate bonds	¥4,082,376	¥3,206,901	¥(335,430)
	Forward foreign exchange contracts	Loans and bills discounted
	Sell		40	—	0
	Buy		312	—	(3)

	Total		¥—	¥—	¥(335,434)

Fiscal year ended March 31, 2016

	(In millions of U.S. dollars)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted Borrowings Corporate bonds	$36,230	$28,460	$(2,977)
	Forward foreign exchange contracts	Loans and bills discounted
	Sell		0	—	0
	Buy		3	—	(0)

	Total		$—	$—	$(2,977)

Note 1.	These are mainly accounted for using the deferred method of hedge accounting under “Accounting and Auditing Treatment Relating to Adoption of Accounting Standard for Foreign Currency Transactions for Banks” (JICPA Industry Audit Committee Report No. 25 of July 29, 2002).

Note 2.	Calculation of fair value is based on the discounted cash flows.

(iii)	Equity-related transactions

Not applicable

(iv)	Bond-related transactions

Not applicable

16. Retirement benefits

(a)	Overview of retirement benefit plans

JBIC abolished the welfare pension fund plan effective October 1, 2014 and has established a defined benefit corporate pension plan and a defined contribution pension plan.

JBIC has a defined benefit pension plan comprised of a corporate pension plan (transferred from a welfare pension fund plan effective October 1, 2014) and a lump-sum severance indemnity plan. Although JBIC’s corporate pension plan is a multi-employer plan, the amount of the pension assets corresponding to its own contribution can be reasonably calculated based on the ratio of the projected benefit obligations, and the related notes are included in the following notes related to the defined benefit pension plan.

Under the corporate pension plan (funded type), pension or lump-sum payments are provided based on salary and service period. Under the lump-sum severance indemnity plan (unfunded type), lump-sum payments are provided as retirement benefits based on salary and service period. In addition, JBIC has established a defined contribution-type retirement benefit plan effective October 1, 2014.

Effective April 1, 2013, JBIC has been authorized by the Minister of Health, Labour and Welfare to be exempt from the obligations to pay future amounts in respect of the part of the welfare pension fund it manages for the government. Subsequently on October 1, 2014, JBIC has been authorized to transfer to the government the past substitutional portion of the aforesaid fund.

(b)	Defined benefit pension plan

(i)	The changes in the projected benefit obligation are as follows:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Projected benefit obligation at the beginning of the fiscal year	¥19,483	¥13,327	$118
Cumulative effects of changes in accounting policy	(1,202)	—	—

Restated balance	18,281	—	—
Service cost (Note)	433	458	4
Interest cost	195	74	1
Actuarial losses	985	1,008	9
Retirement benefit paid	(631)	(821)	(7)
Prior service costs	(271)	—	—
Decrease associated with the transfer of the amount of welfare pension fund previously managed for the government	(5,678)	—	—
Other	13	—	—

Projected benefit obligation at the end of the fiscal year	¥13,327	¥14,046	$125

(Note) Employee contributions to the welfare pension fund and corporation pension fund plans have been deducted from the service costs.

(ii)	The changes in the plan assets are as follows:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Pension assets at the beginning of the fiscal year	¥5,231	¥6,932	$62
Cumulative effects of changes in accounting policy	(19)	—	—

Restated balance	5,211	—	—
Expected return on plans assets	97	105	1
Actuarial gains	373	17	0
Contribution by the company	1,576	117	1
Retirement benefit paid	(340)	(216)	(2)
Other	13	—	—

Pension assets at the end of the fiscal year	¥6,932	¥6,956	$62

(iii)	Reconciliation of the projected benefit obligation and plan assets and provision for retirement benefits in the balance sheets

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Funded projected obligation	¥8,329	¥9,013	$80
Fair value of plans assets	(6,932)	(6,956)	(62)

	1,396	2,057	18
Unfunded Projected benefit obligation	4,998	5,033	45

Unfunded pension obligation	6,395	7,090	63
Unrecognized Actuarial gains or losses	—	—	—
Unrecognized prior service costs	—	—	—

Net amount of assets and liabilities in the balance sheets	6,395	7,090	63

Provision for retirement benefits	6,395	7,090	63

Net amount of assets and liabilities in the balance sheets	¥6,395	¥7,090	$63

(iv)	Component of retirement benefit expense

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Service cost (Note 1)	¥433	¥458	$4
Interest cost	195	74	1
Expected return on plans assets	(97)	(105)	(1)
Realized Actuarial loss	631	991	9
Amortization of prior service cost (Note 2)	(271)	—	—

Retirement benefit expense	891	1,418	13

Decrease associated with the transfer of the amount of welfare pension fund previously managed for the government (Note 3)	¥(5,698)	¥—	$—

Note	1.	Employee contributions to the welfare pension fund and corporation pension fund plans have been deducted from the service cost.

	2.	Due to the abolishment of the welfare pension fund plan and the establishment of the defined benefit corporate pension plan effective October 1, 2014, prior service costs of ¥271 million have been recognized as credit to expenses during the fiscal year ended March 31, 2015.

3.	Recorded as a component of extraordinary income.

(v)	Plan assets

①	Major components of Plan assets

Percentages of components to the total are as follows;

	March 31, 2015	March 31, 2016
Debt securities	38%	39%
Stocks	13%	12%
General account of life insurance company	8%	8%
Cash and due from banks	41%	41%
Total	100%	100%

②	Method of determining the long-term expected rate of return on plan assets

The long-term expected rate of return on plan assets is determined based on the current and projected pension asset allocations as well as on the current and future rates of return expected from various assets that are components of plan assets.

(vi)	Principal assumptions used

Principal assumptions used in actuarial calculations

	March 31, 2015	March 31, 2016
Discount rate	0.70%	0.16%
Expected rate of return on plan assets	2.50%	2.50%
Expected rate of increase in salary	3.91%	3.91%

(c)	Defined contribution plan

JBIC established a defined contribution-type retirement benefit plan effective October 1, 2014. The amount of contribution required to be made to the defined contribution plan was ¥12 million for the fiscal year ended March 31, 2015 and ¥24 million ($0 million) for the fiscal year ended March 31, 2016.

17. Deferred tax accounting

JBIC does not apply deferred tax accounting since JBIC is a nontaxable entity classified in the Article 2, Paragraph 5 of the Corporation Tax Act (Act No. 34 of 1965).

18. Segment Information

(a)	Segment summary

Segment information has been omitted as JBIC has a single reportable segment comprised of loan, guarantee and equity participation operations.

(b)	Related information

Fiscal year ended March 31, 2015 (From April 1, 2014 to March 31, 2015)

(i)	Information about services

Information about services has been omitted as ordinary income from outside customers in relation to loan, guarantee and equity participation operations comprises more than 90% of the ordinary income on the Statements of Operations.

(ii)	Information about geographical areas

①	Ordinary income:

(In millions of yen)
Japan	Australia	Asia/Oceania (excluding Australia)	Europe/Middle East /Africa	North America/Latin America	Total
¥42,978	¥29,635	¥55,768	¥65,714	¥63,154	¥257,252

Note	1.	Ordinary income is disclosed in place of Sales for non-financial companies.

	2.	Ordinary income is disclosed based on the location of the customers and is classified by country or region.

②	Property, plant and equipment

The information about property, plant and equipment is omitted since more than 90% of property, plant equipment on the balance sheets are located in Japan.

(iii)	Information about major customers

The information about major customers is omitted since there are no transactions with a certain customer which result in more than 10% of the ordinary income on the Statements of Operations.

Fiscal year ended March 31, 2016 (From April 1, 2015 to March 31, 2016)

(i)	Information about services

The information about services is omitted since ordinary income from outside customers in relation to the loan, guarantee and equity participation operations is more than 90% of ordinary income on the Statements of Operations.

(ii)	Information about geographical areas

①	Ordinary income:

(In millions of yen)
Japan	Australia	Asia/Oceania (excluding Australia)	Europe/Middle East /Africa	North America/Latin America	Total
¥42,283	¥27,456	¥54,737	¥59,768	¥55,760	¥240,005

(In millions of U.S. dollars)
Japan	Australia	Asia/Oceania (excluding Australia)	Europe/Middle East /Africa	North America/Latin America	Total
$375	$244	$486	$530	$495	$2,130

Note	1.	Ordinary income is disclosed in place of Sales for non-financial companies.

	2.	Ordinary income is disclosed based on the location of the customers and is classified by country or region.

②	Property, plant and equipment

The information about property, plant and equipment is omitted since more than 90% of property, plant equipment on the balance sheets are located in Japan.

(iii)	Information about major customers

The information about major customers is omitted since there are no transactions with a certain customer which result in more than 10% of ordinary income on the Statements of Operations.

(c)	Information about impairment losses of property, plant and equipment in Reportable Segments

Not applicable

(d)	Information about the amortization and balance of goodwill in Reportable Segments

Not applicable

(e)	Information about gains from the recognition of negative goodwill in Reportable Segments

Not applicable

19. Profit and loss on equity method

(a)	Affiliates

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Investment in affiliates	¥83,251	¥82,439	$732
Investment in affiliates (equity method)	83,251	82,439	732
Profit of Investment in affiliates (equity method)	—	—	—

Note: Affiliates that are not significant in terms of profit/loss, retained earnings and other items have been excluded.

(b)	Special purpose entities

Not applicable

20. Related-party transactions

Related party transactions in the fiscal years ended March 31, 2015 and March 31, 2016 are as follows;

(a)	Transactions with parent company and major shareholder companies

Fiscal year ended March 31, 2015 (From April 1, 2014 to March 31, 2015)

	(in millions of yen)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions (Note 4)	Items	Balance as of March 31, 2015 (Note 4)
Principal shareholder	Ministry of Finance (Minister of Finance)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds, etc.	Underwriting of capital increase (Note 1)	¥31,000	—	—
							Receipt of funds (Note 2)	1,512,991	Borrowings	9,425,316
							Repayment of borrowing	1,321,639
							Payment of interest on borrowings	50,488	Accrued expenses	14,981
							Guarantee for corporate bonds (Note 3)	2,569,535	—	—

Note	1.	Ministry of Finance underwrote JBIC’s issuance of new shares through shareholder allocation for ¥1 ($0) per share.

	2.	Receipt of funds represents borrowings from the FILP special account and foreign exchange funds special account. FILP interest rates are applied in accordance with the FILP agreement, while the interest rates under the respective agreements related to foreign exchange funds special account are applied to borrowings from foreign exchange funds.

	3.	No guarantee fee has been paid for the guarantee of bonds.

	4.	Figures in the table above do not include consumption taxes.

Fiscal year ended March 31, 2016 (From April 1, 2015 to March 31, 2016)

	(in millions of yen)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions (Note 3)	Items	Balance as of March 31, 2016 (Note 3)
Principal shareholder	Ministry of Finance (Minister of Finance)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds, etc.	Receipt of funds (Note 1)	1,840,778	Borrowings	9,438,450
							Repayment of borrowing	1,403,938
							Payment of interest on borrowings	57,339	Accrued expenses	18,240
							Guarantee for corporate bonds (Note 2)	2,388,589	—	—

	(in millions of U.S. dollars)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions (Note 3)	Items	Balance as of March 31, 2016 (Note 3)
Principal shareholder	Ministry of Finance (Minister of Finance)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds, etc.	Receipt of funds (Note 1)	16,336	Borrowings	83,763
							Repayment of borrowing	12,460
							Payment of interest on borrowings	509	Accrued expenses	162
							Guarantee for corporate bonds (Note 2)	21,198	—	—

Note	1.	Receipt of funds represents borrowings from the FILP special account and foreign exchange funds special account. FILP interest rates are applied in accordance with the FILP agreement, while the interest rates under the respective agreements related to foreign exchange funds special account are applied to borrowings from foreign exchange funds.

	2.	No guarantee fee has been paid for the guarantee of bonds.

	3.	Figures in the table above do not include consumption taxes.

(b)	Transactions with fellow subsidiaries and affiliates’ subsidiaries

Fiscal year ended March 31, 2015 (From April 1, 2014 to March 31, 2015)

	(in millions of yen)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2015
Companies that had the majority of their voting rights held by principal shareholders	Japan International Cooperation Agency	Chiyoda-ku, Tokyo	¥7,877,115	Official development assistance	None	Joint obligor	Joint obligations	¥428,110 (Note 1, 4)	—	—
	Japan Finance Corporation	Chiyoda-ku, Tokyo	3,855,086	Finance	None	Joint obligor	Joint obligations	1,111,402 (Note 2, 4)	—	—
								710,000 (Note 3, 4)	—	—

Note	1.	JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and the Japan International Cooperation Agency (“JICA”) is jointly responsible for the obligations of these bonds in accordance with the provision of Article 4 (1) of Supplementary Provisions of the Japan International Cooperation Agency Act (Act No. 136 of 2002). Pursuant to Article 4 (2) hereof, all of JICA assets are pledged as general collateral for these joint obligations.

	2.	JBIC assumed the obligations of the JFC bonds in accordance with Article 12 (1) of Supplementary Provisions of the JBIC Act, and JFC is jointly responsible for the obligations of these bonds in accordance with Article 46-2 (1) of Supplementary Provisions of the JFC Act (Act No. 57 of 2007). Pursuant to Article 46-2 (2) hereof, all of JFC’s assets are pledged as general collateral for these joint obligations.

	3.	JBIC is jointly responsible for the obligations of JFC bonds in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are all pledged as general collateral for these joint obligations.

	4.	In relation to these joint obligations, no transactions are recognized in the Statements of Operations.

Fiscal year ended March 31, 2016 (From April 1, 2015 to March 31, 2016)

	(in millions of yen)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2016
Companies that had the majority of their voting rights held by principal shareholders	Japan International Cooperation Agency	Chiyoda-ku, Tokyo	¥7,925,375	Official development assistance	None	Joint obligor	Joint obligations	¥250,000 (Note 1, 4)	—	—
	Japan Finance Corporation	Chiyoda-ku, Tokyo	3,904,645	Finance	None	Joint obligor	Joint obligations	611,570 (Note 2, 4)	—	—
								450,000 (Note 3, 4)	—	—

	(in millions of U.S. dollars)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2016
Companies that had the majority of their voting rights held by principal shareholders	Japan International Cooperation Agency	Chiyoda-ku, Tokyo	$70,335	Official development assistance	None	Joint obligor	Joint obligations	$2,219 (Note 1, 4)	—	—
	Japan Finance Corporation	Chiyoda-ku, Tokyo	34,653	Finance	None	Joint obligor	Joint obligations	5,427 (Note 2, 4)	—	—
								3,994 (Note 3, 4)	—	—

Note	1.	JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and the Japan International Cooperation Agency (“JICA”) is jointly responsible for the obligations of these bonds in accordance with the provision of Article 4 (1) of Supplementary Provisions of the Japan International Cooperation Agency Act (Act No. 136 of 2002). Pursuant to Article 4 (2) hereof, all of JICA assets are pledged as general collateral for these joint obligations.
	2.	JBIC assumed the obligations of the JFC bonds in accordance with Article 12 (1) of Supplementary Provisions of the JBIC Act, and JFC is jointly responsible for the obligations of these bonds in accordance with Article 46-2 (1) of Supplementary Provisions of the JFC Act (Act No. 57 of 2007). Pursuant to Article 46-2 (2) hereof, all of JFC’s assets are pledged as general collateral for these joint obligations.
	3.	JBIC is jointly responsible for the obligations of JFC bonds in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are all pledged as general collateral for these joint obligations.
	4.	In relation to these joint obligations, no transactions are recognized in the Statements of Operations.

21. Amounts per share

Amounts per share as of the fiscal years ended March 31, 2015 and March 31, 2016 are calculated as follows:

	March 31, 2015	March 31, 2016	March 31, 2016
	(In yen)	(In yen)	(In U.S. dollars)
Net Assets per share of common stock	¥1.76	¥1.77	$0.02
Net income per share of common stock	0.09	0.03	0.00

Note	1.	Net income per share of common stock is based on the following information.

Diluted net profit per share of common stock is not presented since there are no diluted stocks.

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Net income	¥126,187	¥42,772	$380
Amount not attribute to common stock	—	—	—
Net income related to common stock	126,187	42,772	380
Average outstanding shares of common stock (during the period)	1,383,610,958 thousands of shares	1,391,000,000 thousands of shares

Note 2. Net assets per share of common stock is based on the following information.

	March 31, 2015	March 31, 2016	March 31, 2016
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Net Assets	¥2,460,520	¥2,472,367	$21,941
Deductions from net assets	—	—	—
Net Assets related to common stock	2,460,520	2,472,367	21,941
Year-end outstanding shares of common stock on which net assets per share was calculated	1,391,000,000 thousands of shares	1,391,000,000 thousands of shares

22. Subsequent Events

Establishment of the “Special Operations” account

The Act for Partial Amendment of the Act on Japan Bank for International Cooperation (Act No. 41 of 2016) was approved and enacted at the 190th ordinary session of the diet on May 11, 2016. Consequently, as a means of further risk-taking by JBIC, a new “Special Operations” account will be established from which JBIC can finance overseas infrastructure projects that offer a sufficient level of expected return commensurate with their risk profile. Activities for this account are accounted for separately from those of the Ordinary Operations account. The date from which the aforementioned “Special Operations” account will become established is the date noted in the government ordinance.

23. Fixed assets

Fixed assets as of March 31, 2016 are as follows;

	(In millions of yen)
Class of asset	Balance at the beginning of current period	Increase during the current period	Decrease during the current period	Balance at the end of current period	Accumulated depreciation	Depreciation	Net fixed assets
Property, plant and equipment
Buildings	¥3,593	¥62	¥58	¥3,597	¥714	¥168	¥2,882
Land	24,664	—	237	24,427	—	—	24,427
Lease assets	44	—	0	44	30	8	13
Construction in progress	—	255	221	34	—	—	34
Other	1,132	86	9	1,208	762	207	446

Total property, plant and equipment	¥29,435	¥404	¥527	¥29,312	¥1,507	¥384	¥27,804

Intangible assets
Software	¥4,952	¥500	¥—	¥5,452	¥2,715	¥918	¥2,737

Total intangible assets	¥4,952	¥500	¥—	¥5,452	¥2,715	¥918	¥2,737

	(In millions of U.S. dollars)
Class of asset	Balance at the beginning of current period	Increase during the current period	Decrease during the current period	Balance at the end of current period	Accumulated depreciation	Depreciation	Net fixed assets
Property, plant and equipment
Buildings	$32	$1	$1	$32	$6	$1	$26
Land	219	—	2	217	—	—	217
Lease assets	0	—	0	0	0	0	0
Construction in progress	—	2	2	0	—	—	0
Other	10	1	0	11	7	3	4

Total property, plant and equipment	$261	$4	$5	$260	$13	$4	$247

Intangible assets
Software	$44	$4	$—	$48	$24	$8	$24

Total intangible assets	$44	$4	$—	$48	$24	$8	$24

24. Bonds payable

Major components of bonds payable as of March 31, 2016 are as follows;

	(In millions of yen)
Description of bonds payable	Date of issuance	Balance at the beginning of current period		Balance at the end of current period		Interest rate (%)	Collateral	Maturity date	Remarks
Government guaranteed JBIC bonds 13th	March 23, 2006	¥78,090 (USD 649,829,000)		¥—		5.250	General collateral	March 23, 2016	*1
Government guaranteed JFC (JBIC) foreign bonds 5-9th	September 22, 2010 – February 7, 2012	990,850 (USD 8,245,406,000)		591,367 [450,676 (USD 5,248,199,000 [USD 3,999,616,000	] ) ]	1.875~2.500	General collateral	September 24, 2015 – February 7, 2019	*2
Government guaranteed JBIC foreign bonds 1st-13th	July 19, 2012 – January 21, 2016	1,500,595 (USD 11,464,919,000 (GBP 423,865,000 (CAD 499,875,000	) ) )	1,797,222 (USD 14,955,359,000 (GBP 424,064,000 (CAD 499,917,000	) ) )	0.978~3.375	General collateral	July 19, 2017 – January 21, 2026
JBIC bonds 13th, 16th, 19th, 21st-23rd, 25th, 27th, 29th, 30th	May 28, 2004 – May 29, 2008	349,960		249,974 [49,998	]	1.580~2.090	General collateral	September 18, 2015 – December 19, 2025	*1
JFC corporate bonds 3rd, 12th, 17th	October 29, 2009 – May 9, 2011	119,993		19,995		0.421~1.430	General collateral	June 19, 2015 – September 20, 2019	*2
Non-guaranteed JBIC domestic bond 1st	January 27, 2015	10,000		10,000		0.120	General collateral	December 20, 2019

Total	—	¥3,049,490		¥2,668,558		—	—	—	—

	(In millions of U.S. dollars)
Description of bonds payable	Date of issuance	Balance at the beginning of current period		Balance at the end of current period		Interest rate (%)	Collateral	Maturity date	Remarks
Government guaranteed JBIC bonds 13th	March 23, 2006	$693 (USD 649,829,000)		$—		5.250	General collateral	March 23, 2016	*1

Government guaranteed JFC (JBIC) foreign bonds 5-9th	September 22, 2010 – February 7, 2012	8,793 (USD 8,245,406,000)		5,248 [4,000 (USD 5,248,199,000 [USD 3,999,616,000	] ) ]	1.875~2.500	General collateral	September 24, 2015 – February 7, 2019	*2

Government guaranteed JBIC foreign bonds 1st-13th	July 19, 2012 – January 21, 2016	13,317 (USD 11,464,919,000 (GBP 423,865,000 (CAD 499,875,000	) ) )	15,950 (USD 14,955,359,000 (GBP 424,064,000 (CAD 499,917,000	) ) )	0.978~3.375	General collateral	July 19, 2017 – January 21, 2026

JBIC bonds 13th, 16th, 19th, 21st-23rd, 25th, 27th, 29th, 30th	May 28, 2004 – May 29, 2008	3,106		2,218 [444	]	1.580~2.090	General collateral	September 18, 2015 – December 19, 2025	*1

JFC corporate bonds 3rd, 12th, 17th	October 29, 2009 – May 9, 2011	1,065		177		0.421~1.430	General collateral	June 19, 2015 – September 20, 2019	*2

Non-guaranteed JBIC domestic bond 1st	January 27, 2015	89		90		0.120	General collateral	December 20, 2019

Total	—	$27,063		$23,683		—	—	—	—

Note	1.	The amounts of foreign currency-denominated bonds are shown in original currencies in parentheses ( ).

	2.	Figures indicated in brackets [ ] represent the amounts to be redeemed within one year.

	3.	(*1)	JBIC assumed the obligations in respect of the government guaranteed JBIC bonds and the JBIC bonds which had been issued by JBIC before JFC was established, and JBIC and JICA are jointly responsible for these obligations in accordance with the JBIC Act.

		(*2)	JBIC also assumed from JFC the obligations concerning the government guaranteed JFC (JBIC) foreign bonds and the JFC corporate bonds, and JBIC and JFC are now jointly responsible for these obligations pursuant to the JBIC Act.

	4.	The redemption schedule of bond payable for each of the next five years as of March 31, 2016 is as follows:

	(In millions of yen)
	Within 1 year	After 1 year but within 2 years	After 2 year but within 3 years	After 3 year but within 4 years	After 4 year but within 5 years
Amount	¥500,720	¥368,755	¥724,250	¥239,020	¥201,496

	(In millions of U.S. dollars)
	Within 1 year	After 1 year but within 2 years	After 2 year but within 3 years	After 3 year but within 4 years	After 4 year but within 5 years
Amount	$4,444	$3,273	$6,427	$2,121	$1,788

25. Borrowings

Borrowings as of March 31, 2016 are as follows;

	Balance at the beginning of current period (In millions of yen)	Balance at the end of current period (In millions of yen)	Balance at the end of current period (In millions of U.S. dollars)	Average interest rate (%)	Due date of payment
Borrowed money	¥9,425,316	¥9,438,450	$83,763	0.76	—
Borrowings	9,425,316	9,438,450	83,763	0.76	May 2016 – January 2026
Lease obligation (Due within one year)	12	10	0	—	—
Lease obligation (Due after one year)	19	5	0	—	March 2018
Other interest-bearing liabilities	12,750	63,380	562	0.00	—
Cash collateral received for financial instruments	12,750	63,380	562	0.00	—

Note	1.	Average interest rates represent the weighted-average interest rates of debts calculated from the interest rates and balances of debt outstanding as at the end of the current period.

	2.	As for the lease obligation, there is no average lease rate since the short-cut method is applied for these transactions.

	3.	There is no fixed maturity date for the repayment of cash collateral received for financial instruments.

	4.	Borrowed money and lease obligation maturities for the next five years as of March 31, 2016 are as follows;

	(In millions of yen)
	Within 1 year	After 1 year but within 2 years	After 2 year but within 3 years	After 3 year but within 4 years	After 4 year but within 5 years
Borrowings	¥681,156	¥1,044,892	¥4,084,705	¥1,385,687	¥1,102,307
Lease obligations	10	5	—	—	—

	(In millions of U.S. dollars)
	Within 1 year	After 1 year but within 2 years	After 2 year but within 3 years	After 3 year but within 4 years	After 4 year but within 5 years
Borrowings	$6,045	$9,273	$36,250	$12,298	$9,783
Lease obligations	0	0	—	—	—

26. Reserves

Reserves as of March 31, 2016 are as follows;

	(In millions of yen)
	Balance at the beginning of current period	Increase during the fiscal year	Decrease during the fiscal year (use for purpose)	Decrease during the fiscal year (others)	Balance at the end of current period
Allowance for loan losses	¥115,492	¥100,180	¥—	¥47,410	¥168,262
General allowance for loan losses	36,828	96,353	—	36,828	96,353
Specific allowance for loan losses	76,003	129	—	7,921	68,211
Allowance for possible losses on specific overseas loans	2,660	3,697	—	2,660	3,697
Provision for bonuses	500	516	500	—	516
Provision for directors’ bonuses	6	6	6	—	6
Provision for directors’ retirement benefits	30	11	2	—	39

Total	¥116,030	¥100,714	¥509	¥47,410	¥168,824

	(In millions of U.S. dollars)
	Balance at the beginning of current period	Increase during the fiscal year	Decrease during the fiscal year (use for purpose)	Decrease during the fiscal year (others)	Balance at the end of current period
Allowance for loan losses	$1,025	$889	$—	$421	$1,493
General allowance for loan losses	327	855	—	327	855
Specific allowance for loan losses	674	1	—	70	605
Allowance for possible losses on specific overseas loans	24	33	—	24	33
Provision for bonuses	5	5	5	—	5
Provision for directors’ bonuses	0	0	0	—	0
Provision for directors’ retirement benefits	0	0	0	—	0

Total	$1,030	$894	$5	$421	$1,498

Note.	The main factors in the decrease during the fiscal year in each of the following reserves is as follows:

General allowance for possible loan losses: Decrease is due to reversal

Specific allowance for possible loan losses: Decrease is due to collection, etc.

Allowance for possible losses on specific overseas loans: Decrease is due to reversal

27. Asset Retirement Obligation

Not applicable

28. Components of major assets and liabilities

Components of major assets and liabilities as of March 31, 2016 are as follows:

(a) Assets:

(i)	Due from banks:	Deposits with Bank of Japan (¥715,594 million ($6,351 million)) and other banks (¥504,593 million ($4,478 million))

(ii)	Other securities:	Foreign securities (¥236,602 million ($2,100 million))

(iii)	Prepaid expenses:	General and administrative expenses (¥494 million ($4 million))

(iv)	Accrued income:	Accrued interest on loans (¥47,395 million ($421 million)), and others

(v)	Other:	Guarantees and others (¥140 million ($1 million)), suspense payments (¥124 million ($1 million)), and others

(b) Liabilities

(i)	Accrued expenses:	Accrued interest on borrowings and rediscounts (¥18,240 million ($162 million)), accrued interest on bonds (¥13,224 million ($117 million)), and others

(ii)	Unearned revenue:	Guarantee commission (¥57,845 million ($513 million)), and others

(iii)	Other liabilities	Suspense receipts (¥414 million ($4 million)), and others